Exhibit 99.1

PRESS RELEASE

ZIONS BANK “SPEAKING ON BUSINESS” FEATURES
PROFIRE ENERGY, INC. TODAY ON KSL RADIO

Pofire Energy Provides Burner Management Systems to the Oil & Gas Industry
for Increased Safety and Efficiency

Lindon, Utah and Edmonton, AB, April 16, 2012 - Profire Energy, Inc. (OTCBB: PFIE) will today be featured on the Zions Bank “Speaking on Business” program, which highlights diverse businesses throughout Utah and Idaho.  Profire Energy, which opened its U.S. headquarters in Utah in 2010, manufacturers and installs burner management systems to assist energy production companies in the safe and efficient transportation, refinement and production of oil and natural gas.

“Utah was a natural fit for our U.S. headquarters because of its highly skilled labor force and centralized proximity to oil and gas fields in Uintah County and across the United States,” said Andrew Limpert, Profire Energy CFO. “Being featured on ‘Speaking on Business’ makes us feel like a valued member of the Utah business community.”

Since 1997, Zions Bank has been recognizing and celebrating local Utah and Idaho businesses through its “Speaking on Business” radio program. Since its launch in 1997, the program has featured more than 2,500 businesses.

The “Speaking on Business” broadcast will air in the following markets today:

Wasatch Front - KSL 102.7 FM, 1160 AM (7:23 a.m., 11:47 a.m., 5:23 p.m.)
Logan - KVNU 610 AM (7:43 a.m., 5:28 p.m.)
Manti - KMTI 650 AM (8:15 a.m. and 5:25 p.m.)
Moab - KCYN 97.1 FM (7:40 a.m., 5:20 p.m.)
Monticello - KAAJ 103.9 FM (7:50 a.m., 5:10 p.m.)
Richfield - KSVC 980 AM (8:20 a.m., 5:22 p.m.)
Price - KOAL 750 AM (7:30 a.m., 5:18 p.m.)
St. George - KDXU 890 AM (7:25 a.m., 5:25 p.m.)
Vernal - KVEL 920 AM (7:45 a.m., 5:15 p.m.)

The program will also be available on www.zionsbank.com/speakingonbusiness and www.ksl.com.

About Profire Energy, Inc.

Profire Energy, Inc. is a leading manufacturer and installer of oilfield combustion management systems and related burner products. The Company’s products and services assist energy production companies in the safe and efficient transportation, refinement and production of oil and natural gas. The Company’s lead products are the Profire 2100 and the Profire 1100, which are burner management systems that oil and gas producers rely on to provide reliable management and ignition of combustion burners and associated vessels such as separators, dehydrators, line heaters, incinerators, etc.

To learn more about Profire Energy's products and services, please visit www.profireenergy.com.  Profire has offices in Lindon, Utah, U.S.A. and Edmonton, Alberta, Canada.

Contact:

For inquiries, please contact

Andrew Limpert
(801) 796-5127
E-mail: Alimpert@profireenergy.com

Kelly Wanlass
Snapp Conner PR
(801) 602-4723
Kelly@snappconner.com